March 27, 2013

BY EMAIL AND FEDEX

Board of Directors
Cole Credit Property Trust III, Inc.
2325 East Camelback Road, Suite 1100
Phoenix, AZ 85016

To the Board of Directors of Cole Credit Property Trust III, Inc. (“CCPT III”):

We reviewed the pro forma operating results and other property-level information that you provided to us and the investment public for the first time in your Form 8-K filed on March 25, 2013, and have had an opportunity to review the property-level data contained therein. Based on that data, we are able to calculate an increased value for CCPT III and accordingly have refined our proposal (the “Proposal”).

In addition, in light of your claims that the announced internalization/merger transaction with Cole Holdings Corporation (“Cole Holdings” and the “Internalization”) cannot be averted, we therefore propose that American Realty Capital Properties, Inc. (NASDAQ: ARCP) (“ARCP”) acquire both CCPT III and Cole Holdings as a merged entity.

We firmly believe our fully financed Proposal, detailed below, is a full and fair offer and well within the valuation you ascribed to CCPT III and Cole Holdings in your March 25 filing, but without all the attendant risks of a proposed listing on uncertain terms and timing.

The basic structure of our refined Proposal remains largely the same, however it has been modified to incorporate the acquisition of Cole Holdings and take into account newly released property-level data suggesting increased value for CCPT III. Our Proposal now offers not less than $13.59 per share, implying a minimum equity value for CCPT III and Cole Holdings of approximately $6.7 billion. This equity value assumes 492.0 million shares of CCPT III common stock outstanding, consisting of 481.3 million shares of CCPT III common stock outstanding as of the date of the merger agreement, plus 10.7 million shares of CCPT III common stock to be issued to Cole Holdings in connection with the Internalization, each purchased at $13.59 per share. As previously mentioned, the cash component of our Proposal is fully funded by cash on hand at ARCP and borrowing capacity under ARCP’s existing credit facility. Our Proposal remains 10% accretive to our ARCP stockholders due to the increased property-level revenues we were able to discern from the data contained in your March 25 filing.

As you are well aware, we again reached out to you, Cole Holdings’ management and your advisors numerous times over past few days, to no avail as of the date of this letter. We continue to believe that at this point negotiating in a public forum, although not our preference, is the only path available to us due to your refusal to engage with us privately in a productive manner. Therefore we are compelled to disclose our Proposal to the investment public and the CCPT III stockholders. Also included with this letter is a presentation that further outlines the significant opportunity for CCPT III stockholders who choose to take ARCP stock in this transaction.

The terms of our Proposal are outlined immediately below:

•	CCPT III stockholders will receive at least $13.59 per share of value: ARCP is prepared to acquire 100% of the outstanding common stock of CCPT III, at the election of CCPT III’s stockholder, for either: (i) 0.80 of a share of ARCP common stock for each share of CCPT III common stock, with a guarantee that the value of the share consideration will not be less than $13.59 per share (with the added benefit of a significant upside), or (ii) $12.50 per share in cash. We are proposing that $1.2 billion (or approximately 20% of the value of the outstanding shares of CCPT III common stock) will be paid with ARCP’s currently available cash on hand or from its existing credit facility.

•	CCPT III stockholders will receive an equivalent annual dividend of 74.4 cents per share, a 15% increase over their current dividend: ARCP plans to declare its 7th consecutive quarterly dividend increase to an annual dividend of 93 cents per share, effective upon closing of the transaction. As a result, CCPT III stockholders who elect stock consideration will receive an equivalent dividend of 74.4 cents per share (93 cents x 0.80 exchange ratio), a 15% increase (9.4 cents per share increase) over CCPT III’s current 65 cent per share dividend.

•	CCPT III stockholders will not be “locked up”: All CCPT III shares converted into ARCP shares will be immediately tradable on NASDAQ; stockholders will not be “locked up.” Unlike the Internalization and the proposed listing of CCPT III, significant market support and liquidity is anticipated in ARCP common stock from numerous index inclusions at and subsequent to closing.

•	CCPT III stockholders who take ARCP stock will benefit from a tax-free exchange safe harbor: The stock-for-stock option is designed to provide CCPT III stockholders with a tax-free exchange for those who elect to receive stock consideration.

•	ARCP expects the proposed transaction will be immediately accretive to AFFO per share by 10%: Our Proposal results in an increase to combined ARCP and CCPT III pro forma 2013 and 2014 AFFO, resulting in part from a significant reduction in operating costs, namely due to an elimination of CCPT III asset management fees and a pronounced reduction of G&A expenses.

We note that, in response to our initial letter, Cole Holdings’ management made various claims and released certain inaccurate information distracting from the fact that: (i) ARCP’s offer to acquire CCPT III was a legitimate and bona fide offer, superior to that proposed by the Internalization; and (ii) CCPT III’s stockholders should be given a voice and a choice in an affiliated transaction as material as the proposed Internalization. We continue to believe that Cole Holdings’ misdirection is intended to simply distract attention from the fact that ARCP’s Proposal provides maximum risk-adjusted value to CCPT III’s stockholders.

Given the dilutive and costly nature of the Internalization, estimated at $165 million or 34 cents per share to be paid for by CCPT III’s stockholders, we continue to believe CCPT III stockholders would benefit most from a transaction that would not include the Internalization of Cole Holdings. However, we understand that your recent disclosures reflect your commitment to proceed with the Internalization. Therefore, our Proposal to buy the combined companies is indicative of our continuing commitment to find a way to bring our two companies together – with or without the Internalization.

The outsized Internalization fees, we believe, inherently serve to misalign the interests of CCPT III stockholders and the owners of the advisor. They serve to enrich the Cole Holdings advisor without regard to actual investment performance. The fees associated with the Internalization are illustrated immediately below:

Description	Amount	Note
Internalization Stock Payment™	$145,565,548	(1)
Internalization Cash Payment	$20,000,000
Internalization Fees	165,565,548	(2)
Contingent Listing Consideration	N/A	(3)
Earn Out Based on Performance	TBD	(4)
Subordinated Incentive Fee	$226,723,857	(5)
Less: Subordinated Incentive Fee Discount	$(56,680,964)	(6)
Total Fees Paid to Cole Holdings	$335,608,441

(1)	10,711,225 shares at $13.59/share.
(2)	Equivalent to 34 cents per share.
(3)	2,142,245 shares to be issued upon listing will be cancelled.
(4)	Earn out is payable on a 2-year trailing average multiple of EBITDA in excess of $25 million. Cole Holdings management expects approximately $29 million of 2013E pro forma EBITDA contribution from Cole Holdings alone.
(5)	($13.59 - $10.45) x 481,367,000 shares outstanding x 15% where $10.45 is the hurdle price and 15% is the promote interest.
(6)	25% reduction in subordinated incentive listing fee.

Our Proposal has the unanimous support of ARCP’s Board of Directors, and we are prepared to devote all necessary internal and external resources to consummate this transaction. Our Proposal is subject to customary conditions, including: (1) completion of confirmatory due diligence by ARCP on CCPT III and Cole Holdings; (2) execution of a definitive merger agreement; and (3) receipt of stockholder approvals (for the issuance of shares of ARCP common stock, as required by NASDAQ).

As we have previously explained, we remain prepared to meet immediately and commence discussions with you and your advisors directly. We are confident that, if we work together, we can quickly complete a transaction that is in the best interests of the stockholders of both of our companies.

Sincerely,

Nicholas S. Schorsch
Chairman and CEO
American Realty Capital Properties, Inc.